Exhibit 5.5

EXECUTION VERSION

GS MEZZANINE PARTNERS VII, L.P.

GS MEZZANINE PARTNERS VII OFFSHORE, L.P.

GS MEZZANINE PARTNERS VII OFFSHORE TREATY, L.P.

BROAD STREET DANISH CREDIT PARTNERS, L.P.

BROAD STREET CREDIT HOLDINGS LLC

200 West Street

New York, New York 10282

ARES MANAGEMENT LLC ARES CAPITAL MANAGEMENT LLC 245 Park Avenue, 44th Floor New York, New York 10167

March 14, 2019

HC Group Holdings II, Inc.

c/o Option Care Infusion Services, Inc.

3000 Lakeside Dr.

#300N

Bannockburn, IL 60015

Attention: Mike Shapiro

Project Opal
$400 Million Senior Secured Second Lien PIK Toggle Floating Rate Notes
Commitment Letter

Ladies and Gentlemen:

You have advised the principal investors listed on Schedule I(a) hereto (each, an “Initial GS Principal Investor” and, collectively, the “Initial GS Principal Investors,” and, together with any Other GS Principal Investors (as defined below) to which the Initial GS Principal Investors have reallocated, sold, resold, assigned and/or transferred commitments pursuant to, and in accordance with, this Commitment Letter (as defined below), collectively, the “GS Principal Investors”) and the principal investors listed on Schedule I(b) hereto (each, an “Initial Ares Principal Investor, and collectively, the “Initial Ares Principal Investors” and, together with any Other Ares Principal Investors (as defined below) to which the Initial Ares Principal Investors have reallocated, sold, resold, assigned and/or transferred commitments pursuant to, and in accordance with, this Commitment Letter, the “Ares Principal Investors” and, together with the GS Principal Investors, the “Principal Investors”) that you intend to consummate the transactions described in Exhibit A hereto.  Capitalized terms used but not defined herein are used with the meanings assigned to them on the exhibits attached hereto (such exhibits, together with this letter, collectively, the “Commitment Letter”).  The Initial GS Principal Investors, together with the Initial Ares Principal Investors, are herein referred to as the “Initial Principal Investors,” “we,” “us,” and “our” and Other GS Principal Investors, together with Other Ares Principal Investors are herein referred to as “Other Principal Investors.”

1.                                      Commitments; Closing Payment

In connection with the Transactions, the Initial Principal Investors are pleased to advise you of their respective several, but not joint, commitments to purchase for cash 100% of the entire aggregate principal amount of the senior secured PIK toggle second lien floating rate notes in an aggregate principal amount of $400 million to be issued by the Issuer on the Closing Date (the “Second Lien Notes”), upon the terms expressly set forth in this Commitment Letter (including, without limitation, in the Summary of Terms and Conditions attached hereto as Exhibits B (the “Second Lien Notes Term Sheet”), in the respective principal amounts set forth opposite each such Initial Principal Investor’s name on Schedules I(a) and I(b) hereto, and subject solely to the Exclusive Funding Conditions (as defined below).

As consideration for the commitments of the Initial Principal Investors hereunder, you agree to pay (or cause to be paid) the closing payment set forth in the closing payment letter dated the date hereof (the “Closing Payment Letter”) among you and us and delivered herewith with respect to the Second Lien Notes, on the terms and subject to the conditions set forth therein. Once paid, the closing payment shall not be refundable under any circumstances.

2.                                      Provision of Information and Access

You agree, until the execution and delivery of the Second Lien Notes Documentation, (a) to provide all information with respect to the business, operations, assets, liabilities and financial projections of you and the Company and your and its respective subsidiaries, the Transactions and the other transactions contemplated hereby and such other information as was or is provided under the First Lien Commitment Letter to the Commitment Parties (as defined in the First Lien Commitment Letter), including, any financial statements and (b) to make available at mutually agreeable times and to a reasonable extent your and the Sponsor’s respective officers and employees, and to use your commercially reasonable efforts to cause, to the extent practical, appropriate and reasonable and in all instances subject to, and not in contravention of, the terms of the Merger Agreement, the Company to make available, the officers and employees of the Company and its subsidiaries to discuss with the Initial Principal Investors, their representatives and legal and accounting advisors, the business and affairs of the Company and its subsidiaries and of you and your subsidiaries, such discussion in each case to be undertaken prior to the execution of the Second Lien Notes Documentation. Notwithstanding anything to the contrary contained in this Commitment Letter, compliance with this Section 2 shall not constitute a condition precedent to the Initial Principal Investors’ respective commitments hereunder or to the Closing Date.

You agree to use commercially reasonable efforts to deliver to the Initial Principal Investors written notice of the date anticipated to be the Closing Date at least 3 business days prior to such date.

3.                                      Information

You hereby represent and warrant (with respect to Information (as defined below) relating to the Company and its subsidiaries and businesses, to your knowledge) that (a) all written

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information, other than the projections, including financial estimates, budgets and forecasts (the “Projections”), forward looking statements and information of a general economic or industry-specific nature, concerning you, the Issuer, the Company and your and their respective subsidiaries, the Merger and the other Transactions contemplated hereby (the “Information”), that has been or will be made available to us by you or your representatives in connection with the transactions contemplated hereby, taken as a whole and as supplemented, does not contain (or, in the case of Information furnished after the date hereof, will not contain), as of the time it was (or hereafter is) furnished, any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made, as supplemented and updated as provided below and (b) the Projections that have been or will be made available to us by or on behalf of you in connection with the transactions contemplated hereby have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time furnished (it being recognized by the Initial Principal Investors that (i) such Projections are not to be viewed as facts or a guarantee of performance and are subject to significant uncertainties and contingencies many of which are beyond your control and (ii) no assurance can be given that any particular financial projections will be realized, and that actual results during the period or periods covered by any such Projections may differ from the projected results, and such differences may be material).  You agree that if, at any time prior to the Closing Date, you become aware that any of the representations and warranties in the preceding sentence would be (with respect to Information relating to the Company and its subsidiaries and businesses, to your knowledge) incorrect in any material respect if the Information or Projections were being furnished and such representations and warranties were being made at such time, then you will use commercially reasonable efforts to promptly supplement the Information and the Projections so that (with respect to Information relating to the Company and its businesses, to your knowledge) such representations are correct, in all material respects, under those circumstances.  The making or accuracy of the foregoing representations and warranties, whether or not cured, shall not be a condition to the obligations of the Initial Principal Investors.

4.                                      Conditions

Each Initial Principal Investor’s commitments hereunder are subject solely to the satisfaction (or waiver) of the Exclusive Funding Conditions, and upon the satisfaction (or waiver by the Initial Principal Investors) of the Exclusive Funding Conditions, the purchase of the Second Lien Notes shall occur.

Notwithstanding anything in this Commitment Letter, the Closing Payment Letter, the Second Lien Notes Documentation or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary, (a) the only representations the accuracy of which shall be a condition to the purchase of the Second Lien Notes on the Closing Date shall be (i) such of the representations made by or with respect to the Company in the Merger Agreement as are material to the interests of the Initial Principal Investors, but only to the extent that you or your applicable affiliates have the right (determined without regard to any notice provisions but taking into account any applicable cure provisions) to terminate your (or their) obligations under the Merger Agreement or decline to consummate the Merger as a result of a breach of such representations in the Merger Agreement (the “Specified Merger Agreement Representations”) and (ii) the Specified Representations (as defined below) and (b) the terms of

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the Second Lien Notes Documentation shall be in a form such that they do not impair the purchase of the Second Lien Notes on the Closing Date if the Exclusive Funding Conditions are satisfied (or waived by the Initial Principal Investors), it being understood that, to the extent any lien search, insurance certificate or endorsement or Collateral (including the creation or perfection of any security interest) is not or cannot be provided on the Closing Date (other than the pledge and perfection of Collateral of the Issuer and the Guarantors with respect to which a lien may be perfected solely by (A) the filing of financing statements under the Uniform Commercial Code (“UCC”) and (B) the delivery to the First Lien Administrative Agent (as gratuitous bailee for perfection in accordance with the Term Loan Intercreditor Agreement) of stock certificates or other certificates, if any, representing equity interests of the Issuer or the Guarantors required to be pledged pursuant to the Second Lien Notes Term Sheet to the extent (x) possession of such certificates perfects a security interest therein and (y) other than in the case of stock certificates or other certificates representing equity interests of the Initial Issuer, such stock certificates have been received from the Company after your use of commercially reasonable efforts to do so) after your use of commercially reasonable efforts to do so without undue burden or expense, then the provision and/or perfection, as applicable, of any such lien search, insurance certificate or endorsement and/or Collateral shall not constitute a condition precedent to the purchase of the Second Lien Notes, but may instead be provided within ninety (90) days after the Closing Date, subject to such extensions as are reasonably agreed by the Issuer and the First Lien Administrative Agent or the ABL Administrative Agent in accordance with the First Lien Documentation or the ABL Documentation, as applicable, or pursuant to arrangements to be mutually agreed by the parties hereto acting reasonably.  “Specified Representations” means the representations in the Second Lien Notes Documentation relating to corporate or other organizational existence, organizational power and authority of the Issuer and the Guarantors (as they relate to due authorization, execution, delivery and performance of the Second Lien Notes Documentation); due authorization, execution, delivery and enforceability, in each case, relating to the entering into and performance of such Second Lien Notes Documentation by the Issuer and the Guarantors; solvency as of the Closing Date (after giving effect to the Transactions) of the Issuer and its subsidiaries on a consolidated basis (in form and scope consistent with the solvency certificate to be delivered pursuant to paragraph 1 of Exhibit C hereto); no violations or conflicts with organizational documents (as related to the execution and delivery of the Second Lien Notes Documentation) of the Issuer and the Guarantors; Federal Reserve margin regulations; the Investment Company Act; the PATRIOT Act; use of proceeds of the Second Lien Notes not violating OFAC or FCPA; and the creation and perfection of the security interests (subject to customary permitted liens) in the Collateral of the Issuer and the Guarantors and subject in all respects to the foregoing provisions of this paragraph.  Notwithstanding anything in this Commitment Letter, the Closing Payment Letter, the Second Lien Notes Documentation or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary, (a) the commitments of the Initial Principal Investors hereunder are subject to (i) the conditions expressly set forth under the heading “Conditions Precedent to Purchase of Second Lien Notes” in the Second Lien Notes Term Sheet on Exhibit B and (ii) to the conditions set forth in this Section 4 and in Exhibit C hereto (collectively, the “Exclusive Funding Conditions”), (b) the only conditions (express or implied) to the purchase of the Second Lien Notes on the Closing Date are the Exclusive Funding Conditions and (c) to the extent the representations made on the Closing Date with respect to the Company are qualified or subject to “material adverse effect”, the definition thereof shall be “Beta Material Adverse Effect” as defined in the Merger Agreement (“Beta

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Material Adverse Effect”) for purposes of any such representations and warranties with respect to the Company made or to be made on or as of the Closing Date.  This paragraph, and the provisions herein, shall be referred to as the “Certain Funds Provision.”  The Initial Principal Investors will cooperate with you as reasonably requested in coordinating the timing and procedures for the purchase of the Second Lien Notes in a manner consistent with the Merger Agreement on the Closing Date.

5.                                      Indemnification and Expenses

You agree (a) to indemnify and hold harmless the Principal Investors, their controlled affiliates (other than Excluded Affiliates) and controlling persons and the respective directors, officers, employees, agents and other representatives of each of the foregoing and their respective successors (excluding any Excluded Affiliate, each, an “indemnified person”) from and against any and all actual losses, claims, damages, liabilities and expenses, joint or several, to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Closing Payment Letter, the Transactions or the use of proceeds of the Second Lien Notes or any claim, litigation, investigation or proceeding (a “Proceeding”) relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, whether or not such Proceedings are brought by you, the Company, your or its equity holders, affiliates, creditors or any other person, and to reimburse each indemnified person within thirty (30) days of written demand (together with reasonable backup documentation) for any reasonable out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing (but limited, in the case of legal fees and expenses, to one counsel to such indemnified persons (taken as a whole) and, if reasonably necessary, one local counsel in any relevant material jurisdiction to such indemnified persons (taken as a whole) and, in the case of an actual conflict of interest, one additional counsel to the affected indemnified persons (taken as a whole), in each case excluding allocated costs of in-house counsel); provided that, the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they arise from (i) the willful misconduct, bad faith, fraud or gross negligence of such indemnified person (or its controlled affiliates and controlling persons and their respective directors, officers, employees, agents and other representatives (other than Excluded Affiliates)), (ii) the material breach of the Commitment Letter or the Closing Payment Letter by any indemnified person (or its controlled affiliates and controlling persons and their respective directors, officers, employees, agents and other representatives (other than Excluded Affiliates)) (in the case of each of preceding clause (i) and this clause (ii), as determined by a court of competent jurisdiction in a final non-appealable judgment) and (iii) any disputes solely among indemnified persons (other than claims arising out of any act or omission of you or the Company) and (b) if the Closing Date occurs, to reimburse the Principal Investors and their affiliates (other than any Excluded Affiliate) for all reasonable and documented out-of-pocket expenses (including, but not limited to, due diligence expenses, travel expenses, and (limited to) reasonable fees, charges and disbursements of (x) Milbank LLP (as counsel to the GS Principal Investors) and (y) Proskauer Rose LLP (as counsel to the Ares Principal Investors) and, if reasonably necessary, one local counsel in any relevant material jurisdiction incurred in connection with the Second Lien Notes and any related documentation (including this Commitment Letter and the Second Lien Notes Documentation) or the administration, amendment, modification or waiver of any of the foregoing) within thirty (30) days of written demand (including documentation reasonably supporting such request) (other than with respect to such fees and expenses paid on the Closing Date for which written demand

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including documentation reasonably supporting such request is provided at least three (3) business days prior to the Closing Date); provided that, such fees and expenses (i) in the case of legal counsel, shall be limited to the reasonable fees and expenses of counsel described in this clause (b) which, in any event, shall exclude allocated costs of in-house counsel and (ii) in the case of any other advisors and consultants, shall be limited solely to advisors and consultants approved by you.  No person a party hereto nor the Company or any indemnified person shall be liable for any damages arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems, including, without limitation, SyndTrak, IntraLinks, the internet, email or similar electronic transmission systems, in each case, except to the extent any such damages are found in a final non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith, fraud or willful misconduct of, or material breach of this Commitment Letter or the Closing Payment Letter by, such person (or its controlled affiliates and controlling persons and their respective directors, officers, employees, agents and other representatives (other than Excluded Affiliates)).  None of the indemnified persons or you, the Sponsor, Walgreens, the Company or any of your or their respective affiliates or the respective directors, officers, employees, advisors, agents and other representatives of the foregoing shall be liable for any indirect, special, punitive or consequential damages in connection with this Commitment Letter, the Closing Payment Letter, the Second Lien Notes or the transactions contemplated hereby; provided that, nothing contained in this sentence shall limit your indemnification and reimbursement obligations to the extent expressly set forth herein in respect of any losses, claims, damages, liabilities and expenses incurred or paid by an indemnified person to a third party unaffiliated with the Principal Investors.  Each indemnified person (by accepting the benefits hereof) agrees to refund and return any and all amounts paid by you to such indemnified person pursuant to the terms of this paragraph to the extent such indemnified person is not entitled to the payment thereof pursuant to the terms of this paragraph as determined by a court of competent jurisdiction in a final non-appealable judgment.  You acknowledge that we may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto.

You shall not be liable for any settlement of any Proceeding (or expenses solely in respect of such settlement) effected without your consent (which consent shall not be unreasonably withheld, delayed or conditioned), but if settled with your written consent, or if there is a final judgment against an indemnified person in any such Proceeding, you agree to indemnify and hold harmless each indemnified person to the extent and in the manner set forth above.  You shall not, without the prior written consent of the affected indemnified person (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened Proceeding against such indemnified person in respect of which indemnity could have been sought hereunder by such indemnified person unless such settlement (a) includes an unconditional release of such indemnified person from all liability or claims that are the subject matter of such Proceeding, (b) includes customary confidentiality provisions and (c) does not include any statement as to any admission of fault, culpability or failure to act by or on behalf of any indemnified person.

In case any Proceeding is instituted involving any indemnified person for which indemnification is to be sought hereunder by such indemnified person, then such indemnified person will promptly notify you of the commencement of any Proceeding after such indemnified

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person has actual knowledge of the same; provided, however, that the failure so to notify you will not relieve you from any liability that you may have to such indemnified person pursuant to this Section 5.

Notwithstanding anything to the contrary contained herein, upon the execution of the Second Lien Notes Documentation (a) the relevant provisions of such definitive documentation shall supersede the provisions of the preceding paragraphs and (b) your obligation pursuant to this Commitment Letter to reimburse an indemnified person (or its related indemnified persons) for losses, claims, damages, liabilities, expenses, fees or any such indemnified obligations or any other expense reimbursement shall automatically terminate and be replaced in all respects by the relevant provisions set forth in the Second Lien Notes Documentation.

6.                                      Sharing of Information, Absence of Fiduciary Relationship, Affiliate Activities

You acknowledge that the Initial Principal Investors (or their affiliates, certain of which are full service securities firms (the “Investment Banks”)) may from time to time (a) effect transactions, for our own or our affiliates’ account or the account of customers, and hold positions in loans, securities or options on loans or securities of you, the Company or its affiliates and of other companies that may be the subject of the transactions contemplated by this Commitment Letter or with which you or the Company may have commercial or other relationships or adverse interests or (b) provide debt financing, equity capital or, in the case of the Investment Banks, investment banking, financial advisory services, securities trading, hedging, financing and brokerage activities and financial planning and benefits counseling to other companies in respect of which you may have conflicting interests.  In addition, consistent with each Initial Principal Investor’s policy to hold in confidence the affairs of its customers, the Initial Principal Investors will not furnish information obtained from you, the Sponsor, the Company or your or their respective affiliates and representatives to any of their other clients (or to clients of its affiliates) or in connection with the performance by affiliates of the Initial Principal Investors of services for its other clients (or for clients of their affiliates).  You also acknowledge that the Initial Principal Investors and their affiliates have no obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies or other persons.

You further acknowledge and agree that (a) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (b) you have been advised that the Initial Principal Investors, the Investment Banks, and their affiliates are engaged in a broad range of transactions that may involve interests that differ from your and your affiliates’ interests and that the Initial Principal Investors have no obligation to disclose such interests and transactions to you or your affiliates, (c) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate and you are not relying on any Initial Principal Investor for such advice and (d) none of the Initial Principal Investors, Investment Banks nor their affiliates have any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein or in any other express writing executed and delivered by such Initial Principal Investor and you.

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Please note that neither the Initial Principal Investors nor any of their respective affiliates provide tax, accounting or legal advice.

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and us is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether we or our affiliates have advised or are advising you on other matters, (b) we, on the one hand, and you, on the other hand, have an arms-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on our part, (c) in connection therewith and with the process leading to the Transactions, the Initial Principal Investors and their respective affiliates (as the case may be) are acting solely as a principal and not as agents or fiduciaries of you, the Sponsor and your or their respective management, stockholders, creditors, affiliates or any other person, (d) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (e) you have consulted legal and financial advisors to the extent you deemed appropriate, (f) you have been advised that we and our affiliates are engaged in a broad range of transactions that may involve interests that differ from your interests and that we and our affiliates have no obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship and (g) you will not claim that any Initial Principal Investor (in its capacity as such), Investment Bank or their respective applicable affiliates, as the case may be, have rendered advisory services of any nature or respect, or owe a fiduciary or similar duty to you or your affiliates, in connection with the transactions contemplated by this Commitment Letter or the process leading thereto.

In addition, please note that an affiliate of the Initial GS Principal Investors has been retained by you as a financial advisor (in such capacity, the “Financial Advisor”) in connection with the Merger. You agree to such retention, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result primarily from, on the one hand, the engagement of the Financial Advisor, and on the other hand, our and our affiliates’ relationships with you as described and referred to herein.

7.                                      Confidentiality

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Closing Payment Letter nor any of their terms shall be disclosed to any other person, except (a) to the Sponsor, Walgreens and your and their respective officers, directors, employees, affiliates, members, partners, stockholders, actual and potential co-investors, attorneys, accountants, agents and advisors on a confidential basis, (b) to the Company and its officers, directors, employees, affiliates, members, partners, stockholders, attorneys, accountants, agents and advisors on a confidential basis, (c) in any legal, regulatory, judicial or administrative proceeding or as otherwise required by applicable law, rule or regulation or as requested by a governmental authority (including a self-regulatory authority) (in which case you agree, to the extent permitted by law, rule or regulation, to inform us promptly thereof), (d) in connection with the exercise of any remedy or enforcement of any right under this Commitment Letter and the Closing Payment Letter, (e) the existence and contents of the Commitment Letter and the Second Lien Notes Term Sheet may be disclosed in any proxy, public filing, prospectus, offering memorandum, offering circulation, syndication materials or other materials in connection with the Transactions, (f) the Second Lien Notes Term Sheet and Exhibit C hereto (but not the Closing

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Payment Letter or the contents thereof other than the existence thereof and the contents thereof as part of projections, pro forma information and a generic disclosure of aggregate sources and uses but without disclosing the closing payment set forth therein specifically on a standalone basis) may be disclosed to any rating agency in connection with the Transactions or any public regulatory filing requirement relating to the Transactions, (g) a marketing version of the Second Lien Notes Term Sheet, in form and substance reasonably satisfactory to the Initial Principal Investors, may be disclosed in any syndication or other marketing materials in connection with the First Lien Term Facility, (h) to the extent any such information becomes publicly available other than by reason of disclosure by you, your controlled affiliates or your representatives in violation of this Commitment Letter, (i) with the Initial Principal Investors’ consent in writing (including via e-mail) and (j) to the Commitment Parties (as defined in the First Lien Commitment Letter) (provided that, any disclosure of the Closing Payment Letter or its terms and substance under this clause (j) shall be redacted in respect of the closing payment set forth therein) and their respective officers, directors, employees, affiliates (other than Excluded Affiliates), investors, lenders, limited partners, and their respective attorneys, consultants and advisors who, in each case, are involved in the investment of the Second Lien Notes, provided that each of the foregoing persons are bound to maintain the confidentiality hereof and of the Closing Payment Letter on terms substantially similar to those contained herein.  The foregoing restrictions shall cease to apply after the Second Lien Notes Documentation shall have been executed and delivered by the parties hereto (other than with respect to the closing payment referenced in the Closing Payment Letter).

Each Initial Principal Investor shall treat confidentially all information received by them from you, the Company, Walgreens, the Sponsor or your or their respective affiliates and representatives in connection with the Merger and the other Transactions and only use such information for the purposes of providing the commitments contemplated by this Commitment Letter; provided, however, that nothing herein shall prevent the Initial Principal Investors from disclosing any such information (a) to rating agencies that are involved with the evaluation, administration and/or monitoring of an Initial Principal Investor’s investment in the Second Lien Notes; (b) to any actual or prospective Principal Investors or actual or prospective purchasers of the Second Lien Notes (or beneficial interests therein) (other than Disqualified Institutions and persons to whom you have affirmatively denied to provide your consent to the assignment or syndication thereof); provided that, the disclosure of any such information to any such person referred to above shall be made subject to the acknowledgment and acceptance by such person that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and the Initial Principal Investors) in accordance with the standard sell-down/transfer processes of the Initial Principal Investors or customary market standards for dissemination of such type of information; (c) in any legal, judicial or administrative proceeding or other compulsory process or otherwise as required by applicable law, rule or regulations or as requested by a governmental authority (in which case such Initial Principal Investor shall promptly notify you, in advance, to the extent permitted by law, rule or regulation (except with respect to any routine audit or examination conducted by bank accountants or regulatory authority exercising routine examination or regulatory authority)); provided that, notwithstanding the foregoing, no notification shall be required in connection with any filings that may be required by the federal securities laws or the rules, regulations, schedules and/or forms of the Securities and Exchange Commission; (d) upon the request or demand of any governmental or regulatory authority having jurisdiction over such Initial Principal Investor or any of its affiliates or upon the good faith determination by counsel that such information should be disclosed in light

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of ongoing oversight or review of such Initial Principal Investor by any governmental or regulatory authority having jurisdiction over such Initial Principal Investor or its affiliates (in which case such Initial Principal Investor shall, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, promptly notify you, in advance, to the extent lawfully permitted to do so); (e) to such Initial Principal Investor’s affiliates (other than Excluded Affiliates) and its and their respective limited partners, lenders, investors, managed accounts, service providers and rating agencies and to the respective officers, directors, employees, legal counsel, independent auditors, professionals and other experts or agents of each of the foregoing (collectively, “Representatives”), in each case who are involved in the investment of the applicable Initial Principal Investor in the Second Lien Notes (provided that any such Representative is advised of its obligation to retain such information as confidential and agrees to keep information of this type confidential and the Initial Principal Investors shall remain responsible for such Representatives’ compliance with this provision); (f) to the extent any such information becomes publicly available other than by reason of disclosure by the Initial Principal Investors, their affiliates or Representatives in breach of this Commitment Letter or other obligation of confidentiality owed to you, the Sponsor, Walgreens, the Company or your or their respective affiliates; (g) for purposes of establishing a “due diligence” defense; (h) to the extent that such information is received by such Initial Principal Investor, its affiliates (other than an Excluded Affiliate) or their respective Representatives from a third party that is not known (after due inquiry) by such Initial Principal Investor to be subject to confidentiality obligations to you, the Sponsor, Walgreens, the Company or your or their respective affiliates; (i) to the extent that such information is independently developed by such Initial Principal Investor, its affiliates (other than an Excluded Affiliate) or their respective Representatives without the use of such information; and (j) to enforce their respective rights hereunder or under the Closing Payment Letter; provided, however, that, no such disclosure shall be made by the Initial Principal Investors to (i) any of their affiliates’ employees, officers, directors, legal counsel, professionals and other experts or agents that are engaged directly or indirectly in a sale of the Company and its subsidiaries as buy-side or sell-side representative and acting in such capacity other than, in each case, any Over the Wall Person (each a “Sale Advisory Person” or an “Excluded Affiliates”) or (ii) any Disqualified Institution.  As used herein, “Over the Wall Person” means, with respect to any Initial Principal Investor, any directors, officers or senior employees of such Initial Principal Investor or any of its affiliates who are required, in accordance with industry regulations, or the applicable Initial Principal Investor’s or its affiliate’s internal policies and procedures to act in a supervisory or managerial capacity and the applicable Initial Principal Investor’s and its affiliates’ internal legal, compliance, risk management, conflicts clearance and other support personnel and credit and investment committee members.  The Initial Principal Investors’ obligations under this paragraph shall remain in effect until the earlier of (x) two years from the date hereof and (y) the date the Second Lien Notes Documentation is effective (the confidentiality provisions of which shall include exceptions no less permissive than those contained in this Section 7), at which time our obligations under this paragraph shall automatically terminate and be superseded by the confidentiality provisions in the Second Lien Notes Documentation upon the execution and delivery thereof. Notwithstanding anything to the contrary contained herein, nothing in this paragraph shall prohibit any Principal Investor from disclosing any information to any lender to, or any managed account or limited partner of, such Principal Investor to the extent such information is subject to customary confidentiality obligations binding on such lender, managed account or limited partner pursuant to customary investment advisory, fund or loan documentation.

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Notwithstanding anything herein to the contrary, any party to this Commitment Letter (and any employee, representative or other agent of such party) may disclose the tax treatment and tax structure of the transactions contemplated by this Commitment Letter and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure, except that (i) such disclosures shall not include the identity of any existing or future party (or any affiliate of such party) to this Commitment Letter and (ii) no party shall disclose any information relating to such tax treatment and tax structure to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws. For this purpose, the tax treatment of the transactions contemplated by this Commitment Letter shall be any purported or claimed U.S. federal income tax treatment of such transactions and the tax structure of such transactions is any fact that may be relevant to understanding the purported or claimed U.S. federal income tax treatment of such transactions.

“Disqualified Institutions” means (a) those persons that are competitors of you, the Company and its subsidiaries and Walgreens Co. (“Walgreens”) or the Sponsor to the extent separately identified by you or the Sponsor to us (or, after the Closing Date, by the Issuer or the Sponsor to the Initial Principal Investors) in writing from time to time, in each case including any such entity’s affiliates that are identified as such pursuant to this clause (a) or those that are clearly identifiable on the basis of their name (in each case, other than bona fide diversified debt funds) (other than those excluded pursuant to clauses (b) of this paragraph)) or (b) those banks, financial institutions and other persons to the extent separately identified by you or the Sponsor to us in writing prior to the date hereof or as you and we shall mutually agree on or after such date, in each case including any such entity’s affiliates that are identified as such pursuant to this clause (b) or are clearly identifiable as such on the basis of their name.

8.                                      Miscellaneous

Subject to the immediately following paragraph, this Commitment Letter shall not be assignable by any party hereto (except by you to the ultimate Issuer or one or more of your affiliates that is a newly formed domestic “shell” company controlled, directly or indirectly, by you to effect the consummation of the Merger) without the prior written consent of the other parties hereto (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and, to the extent set forth in Section 5, the indemnified persons, and is not intended to and does not confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons to the extent expressly set forth herein.  Each Initial Principal Investor shall be liable solely in respect of its own commitment to purchase the Second Lien Notes on a several, and not joint, basis with any other Initial Principal Investor.  This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and the Initial Principal Investors.  This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement.  Delivery of an executed signature page of this Commitment Letter by facsimile or other electronic transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof.  This Commitment Letter and the Closing Payment Letter are the only agreements that have been entered into among us and you with respect to the Second Lien Notes and set forth the entire understanding of the parties with respect thereto.  This Commitment Letter shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York without regard to principles of conflicts of

11

law, to the extent that the same are not mandatorily applicable by statute and would require or permit the application of the law of another jurisdiction; provided, however, that the laws of the state of Delaware which governs the Merger Agreement shall govern in determining (a) the interpretation of a “Beta Material Adverse Effect” and whether a “Beta Material Adverse Effect” has occurred, (b) the accuracy of any Specified Merger Agreement Representation and whether as a result of any inaccuracy thereof you or your applicable affiliate have the right or would have the right (without regard to any notice requirement but taking into account any applicable cure provisions) to terminate your obligations (or to refuse to consummate the Merger) under the Merger Agreement and (c) whether the Merger has been consummated in accordance with the terms of the Merger Agreement.  Each of the parties hereto agrees that (i) this Commitment Letter is a binding and enforceable agreement with respect to the subject matter herein, including an agreement to negotiate in good faith the Second Lien Notes Documentation by the parties hereto in a manner consistent with this Commitment Letter and the Second Lien Notes Documentation Principles, it being acknowledged and agreed that the purchase of the Second Lien Notes is subject only to the Exclusive Funding Conditions, including the execution and delivery of the Second Lien Notes Documentation as provided in this Commitment Letter and (ii) the Closing Payment Letter is a binding and enforceable agreement with respect to the subject matter contained therein.  Reasonably promptly following the execution of this Commitment Letter, the parties hereto shall proceed with the negotiation in good faith of the Second Lien Notes Documentation for the purpose of executing and delivering the Second Lien Notes Documentation substantially simultaneously with the consummation of the Merger.  Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

Notwithstanding anything to the contrary contained in the immediately preceding paragraph or otherwise in this Commitment Letter or in the Closing Payment Letter, (I) each Initial GS Principal Investor shall have the right to reallocate, sell, resell, assign and/or transfer its Second Lien Notes (including, for the avoidance of doubt, its beneficial interests therein) and/or its commitments in respect thereof and/or any closing payment (or any portion thereof) (a) to any other Initial GS Principal Investor or (b) to any affiliated investment entity and/or other affiliate of Goldman Sachs & Co. LLC or any fund, investor, entity or account that is managed, sponsored or advised by Goldman Sachs & Co. LLC or its affiliates (any such persons described in this clause (b) who acquires any Second Lien Notes and/or commitments in respect thereof pursuant to this clause (I), “Other GS Principal Investors”) and (II) each Initial Ares Principal Investor shall have the right to reallocate, sell, resell, assign and/or transfer its Second Lien Notes (including, for the avoidance of doubt, its beneficial interests therein) and/or its commitments in respect thereof and/or the closing payment (or any portion thereof) (a) to any other Initial Ares Principal Investor or (b) to any affiliated investment entity and/or other affiliate of Ares Management LLC or Ares Capital Management LLC or any fund, investor, entity or account that is managed, sponsored or advised by Ares Management LLC or Ares Capital Management LLC or their affiliates, any such persons described in this clause (b) who acquires any Second Lien Notes and/or commitments in respect thereof pursuant to this clause (II), “Other Ares Principal Investors”); provided that, unless you agree in your sole discretion in writing in connection therewith, in each case (i) no such Initial Principal Investor shall be relieved or novated from its respective obligation hereunder with respect to the Second Lien Notes in connection with any applicable assignment or transfer until the occurrence of the purchase and sale of the Second Lien Notes on the Closing Date, (ii) no assignment or novation shall become effective with respect to all or any portion of any such Initial

12

Principal Investor’s commitment in respect of the Second Lien Notes until the occurrence of the purchase and sale of the Second Lien Notes on the Closing Date and (iii) the Initial Principal Investors shall retain exclusive control over all rights and obligations with respect to their commitments in respect of the Second Lien Notes, including all rights with respect to consents, modifications, supplements and amendments, until the occurrence of the purchase and sale of the Second Lien Notes on the Closing Date.

NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN OR IN THE EXHIBITS HERETO OR IN THE CLOSING PAYMENT LETTER, NO INITIAL PRINCIPAL INVESTOR OR OTHER PRINCIPAL INVESTOR IS ACTING AS AN UNDERWRITER, ARRANGER, TRUSTEE, AGENT OR IN A SIMILAR ROLE OR IS OTHERWISE PERFORMING ANY SERVICES HEREUNDER AND THE ROLE OF EACH INITIAL PRINCIPAL INVESTOR AND OTHER PRINCIPAL INVESTOR HEREUNDER AND UNDER THE SECOND LIEN NOTES TERM SHEET AND THE CLOSING PAYMENT LETTER SHALL BE LIMITED TO ITS COMMITMENT TO PROVIDE DEBT FINANCING AS A PRINCIPAL.

Each of the parties hereto irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any federal court sitting in the Borough of Manhattan in the City of New York or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and any appellate court from any thereof, over any suit, action or proceeding arising out of or relating to the Transactions or the other transactions contemplated hereby, this Commitment Letter or the Closing Payment Letter or for recognition or enforcement of any judgment and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York state or, to the extent permitted by law, in such federal court; provided, however, that the Initial Principal Investors shall be entitled to assert jurisdiction over you and your property in any court in which jurisdiction may be held over you or your property and (b) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  You and we agree that service of any process, summons, notice or document by registered mail addressed to any of the parties hereto at the applicable addresses above shall be effective service of process for any suit, action or proceeding brought in any such court.  You and we hereby irrevocably and unconditionally waive, to the fullest extent you and we may legally and effectively do so, any objection to the laying of venue of any such suit, action or proceeding brought in any court in accordance with clause (a) of the first sentence of this paragraph and any claim that any such suit, action or proceeding has been brought in any inconvenient forum.  YOU AND WE HEREBY IRREVOCABLY WAIVE (TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW) TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THE TRANSACTIONS OR THIS COMMITMENT LETTER.

The Initial Principal Investors hereby notify you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (as amended, the “PATRIOT Act”), they are required to obtain, verify and record information that identifies the Issuer and each Guarantor, which information includes names, addresses, tax identification numbers and other information that will allow the Initial Principal Investors to

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identify the Issuer and each Guarantor in accordance with the PATRIOT Act.  This notice is given in accordance with the requirements of the PATRIOT Act and is effective for the Initial Principal Investors.

This paragraph, the indemnification, jurisdiction, waiver of jury trial, service of process, venue, governing law, sharing of information, no agency or fiduciary duty, confidentiality and reimbursement (if applicable) provisions contained herein and the provisions of the Closing Payment Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments hereunder; provided that, your obligations under this Commitment Letter (but not under the Closing Payment Letter, and other than in respect of your agreements in respect of no fiduciary or similar duties and your obligations in respect of confidentiality (which shall terminate in accordance with Section 7)) shall automatically terminate and be superseded by the provisions of the Second Lien Notes Documentation upon the execution thereof, and you shall automatically be released from all liability in connection therewith at such time.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and the Closing Payment Letter by returning to us executed counterparts of this Commitment Letter and the Closing Payment Letter not later than 11:59 p.m., New York time, on March 15, 2019.  This offer will automatically expire at such time if we have not received such executed counterparts in accordance with the preceding sentence, unless we shall, in our sole discretion, agree to an extension.  Unless we shall, in our sole discretion, agree to an extension, this Commitment Letter and the commitments hereunder shall automatically terminate in the event that (a) if the purchase of the Second Lien Notes does not occur on or before 11:59 p.m., New York City time, on December 20, 2019 (the “Expiration Time”), (b) the Merger closes or (c) after execution of the Merger Agreement and prior to the consummation of the Merger, the termination of the Merger Agreement by you (or your affiliates) or with your (or your affiliates’) written consent (other than with respect to provisions therein that expressly survive termination) (the earliest of (a), (b) and (c), the “Commitment Termination Date”); provided that, the termination of any commitment pursuant to this sentence does not prejudice your or our rights and remedies in respect of any breach of this Commitment Letter.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

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We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

ARES CAPITAL MANAGEMENT LLC, on behalf of one or more affiliated funds, investment vehicles and/or managed accounts,

By:	/s/ Mark Affolter
Name: Mark Affolter
Title: Authorized Signatory

ARES MANAGEMENT LLC, on behalf of one or more affiliated funds, investment vehicles and/or managed accounts,

By:	/s/ Naseem Sagati Aghili
Name: Naseem Sagati Aghili
Title: Authorized Signatory

[Project Opal - Commitment Letter Signature Page]

We are pleased to have been given the opportunity to assist you in connection with this important financing.

GS MEZZANINE PARTNERS VII, L.P.
By: GS Mezzanine Partners VII GP, L.L.C., its General Partner

By:	/s/ Kirsten Anthony
Name: Kirsten Anthony
Title: Managing Director

GS MEZZANINE PARTNERS VII OFFSHORE, L.P.
By: GS Mezzanine Partners VII GP, L.L.C., its General Partner

By:	/s/ Kirsten Anthony
Name: Kirsten Anthony
Title: Managing Director

GS MEZZANINE PARTNERS VII OFFSHORE TREATY, L.P.
By: Goldman Sachs & Co. LLC, Collateral Servicer and Duly Authorized Agent

By:	/s/ Kirsten Anthony
Name: Kirsten Anthony
Title: Managing Director

BROAD STREET DANISH CREDIT PARTNERS, L.P.
By: Goldman Sachs & Co. LLC, Duly Authorized

By:	/s/ Kirsten Anthony
Name: Kirsten Anthony
Title: Managing Director

BROAD STREET CREDIT HOLDINGS LLC

By:	/s/ Kirsten Anthony
Name: Kirsten Hagen
Title: Vice President

[Project Opal - Commitment Letter Signature Page]

Accepted and agreed to as of the date first above written:

HC GROUP HOLDINGS II, INC.

By:	/s/ Clifford Berman
Name: Clifford Berman
Title: Corporate Secretary

[Project Opal - Commitment Letter Signature Page]

SCHEDULE I

Project Opal
$400 Million Senior Secured Second Lien PIK Toggle Floating Rate Notes
Commitments of Initial Principal Investors

Schedule I(a)

Initial GS Principal Investors	Second Lien Notes Commitment Amounts
GS Mezzanine Partners VII, L.P.	$15,395,000
GS Mezzanine Partners VII Offshore, L.P.	$91,822,000
GS Mezzanine Partners VII Offshore Treaty, L.P.	$34,986,000
Broad Street Danish Credit Partners, L.P.	$5,200,000
Broad Street Credit Holdings LLC	$52,597,000
TOTAL	$200,000,000

Schedule I(b)

Initial Ares Principal Investors	Second Lien Notes Commitment Amounts
Ares Capital Management LLC (on behalf of one or more affiliated funds, investment vehicles and/or managed accounts)	$100,000,000
Ares Management LLC (on behalf of one or more affiliated funds, investment vehicles and/or managed accounts)	$100,000,000
TOTAL	$200,000,000

EXHIBIT A

PROJECT OPAL

Second Lien Notes
Transaction Summary

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the letter to which this Exhibit A is attached or in Exhibits B or C thereto.

HC Group Holdings II, Inc., a Delaware corporation (“Omega”), which is indirectly controlled by Madison Dearborn Partners, LLC (“MDP”) and its controlled affiliates and associated funds (together with MDP, collectively, the “Sponsor”) and Walgreens, intends to consummate a stock-for-stock exchange, directly or indirectly, with a company previously identified to the Initial Principal Investors as “Beta” (the “Company”), pursuant to the Merger Agreement defined below.  In connection therewith, it is intended that:

(a)           The Company will form Beta Sub, Inc., a Delaware corporation, a direct or indirect wholly-owned domestic subsidiary (“Merger Sub 1”) and Beta Sub, LLC, a Delaware limited liability company, a direct or indirect wholly-owned domestic subsidiary (“Merger Sub 2”).  On the Closing Date, pursuant to that certain Agreement and Plan of Merger, dated as of the date hereof (together with the exhibits and disclosure schedules thereto, as amended, modified, supplemented or waived, the “Merger Agreement”) (A) Merger Sub 1 will merge with and into Omega with Omega as the surviving entity and (B) Omega shall merge with and into Merger Sub 2, with Merger Sub 2 surviving such merger (such mergers collectively referred to herein as the “Merger”).  After giving effect to Merger, the Company will own the businesses currently conducted by each of Omega and Beta.  Immediately after the Merger, Merger Sub 2 (in such capacity, the “Initial Issuer”) will obtain Senior Credit Facilities and issue the Second Lien Notes as described below and immediately thereafter the Company shall assume the obligations of the Initial Issuer as the issuer under the Second Lien Notes (the “Debt Assumption”).

(b)           The Issuer will obtain senior secured first lien term loan facility in an aggregate principal amount of up to $925 million, subject to increase pursuant to the Flex Provisions set forth in First Lien Fee Letter (as defined below) (the “First Lien Term Facility” and the loans thereunder, the “First Lien Term Loans”), as described in Exhibit B to that certain commitment letter (such term sheet, as in effect on the date hereof, the “First Lien Term Sheet”), dated as of the date hereof, among you and the Commitment Parties (as defined therein) party thereto (such commitment letter, together with the term sheet attached thereto, as in effect on the date hereof, the “First Lien Commitment Letter”).  The lenders under the First Lien Term Facility are herein referred to as the “First Lien Lenders”; the administrative agent and collateral agent thereunder is herein referred to as the “First Lien Administrative Agent”; the definitive documentation relating to the First Lien Term Facility is herein referred to as the “First Lien Documentation”; that certain fee letter dated as of the date hereof, as in effect on the date hereof, by and among you and the Commitment Parties (as defined in the First Lien Commitment Letter) party thereto accompanying the First Lien Commitment Letter is herein referred to as the “First Lien Fee Letter”;  the First

A-1

Lien Commitment Letter, together with the First Lien Fee Letter, are herein referred to as the “First Lien Commitment Papers.”  The provisions under the heading “Market Flex” in the First Lien Fee, as such letter may be amended, amended and restated or otherwise modified, are herein referred to as the “Flex Provisions.”

(c)           The Issuer (and certain of its subsidiaries) will obtain senior secured asset-based revolving credit facility in an aggregate principal amount of up to $150 million (the “ABL Facility” and, together with the First Lien Term Facility, the “First Lien Credit Facilities”), as described in Exhibit C to First Lien Commitment Letter (the “ABL Term Sheet”).  The lenders under the ABL Facility are herein referred to as the “ABL Lenders”; the administrative agent and collateral agent thereunder is herein referred to as the “ABL Administrative Agent”; the definitive documentation relating to the ABL Facility is herein referred to as the “ABL Documentation.”

(d)           The Issuer will issue and sell to the Initial Principal Investors senior secured second lien PIK toggle floating rate notes in an aggregate principal amount of up to $400 million (the “Second Lien Notes”), as described in Exhibit B to the Commitment Letter.

(e)           (A) All existing indebtedness for borrowed money of (I) the Company and its subsidiaries pursuant to: (i) that certain First Lien Note Purchase Agreement, dated as of June 29, 2017, among Beta, as issuer, the purchasers party thereto from time to time and Wells Fargo Bank, National Association, as collateral agent, (ii) that certain Second Lien Note Purchase Agreement, dated as of June 29, 2017, among Beta, as issuer, the purchasers party thereto from time to time and Wells Fargo Bank, National Association, as collateral agent and (iii) that certain Indenture, dated February 11, 2014, by and among Beta, the guarantors named therein and U.S. Bank National Association, as trustee and (II) Omega pursuant to (i) that certain Credit Agreement, dated as of April 7, 2015, by and among HC Group Holdings III, Inc., as borrower, the lenders party thereto, Bank of America, N.A., as administrative agent and the other parties thereto and (ii) that certain Indenture, dated as of April 7, 2015, among HC Group Holdings III, Inc., as issuer, the guarantors party thereto and U.S. Bank National Association, as trustee and collateral agent, will, in each case be repaid or satisfied or discharged, and all related guaranties and security interests with respect thereto will be terminated and released simultaneously concurrently with the initial funding of the First Lien Credit Facilities and the purchase of the Second Lien Notes (or arrangements for such termination and release shall have been made) and (B) all outstanding preferred stock issued by the Company will be redeemed for cash (the “Preferred Redemption Cash”) and/or converted into common stock of the Company (collectively, the “Refinancing”).

(f)            The proceeds of a portion of the ABL Facility, the First Lien Term Facility, the Second Lien Notes and cash on hand at Omega and its subsidiaries and the Company and its subsidiaries on the Closing Date will be applied to consummate the Merger, to effect the Refinancing and to pay the fees, closing payments, premiums, expenses and other transaction costs incurred in connection with the foregoing (the “Transaction Costs”).

The transactions described above are collectively referred to herein as the “Transactions.”  For purposes of the Commitment Letter and the Closing Payment Letter, “Closing Date” shall mean the date of (i) the satisfaction or waiver of the Exclusive Funding Conditions, (ii) the funding under the First Lien Credit Facilities, (iii) the issuance, sale and purchase of the Second Lien Notes, (iv) the consummation of the Refinancing and (v) the consummation of the Merger.

A-2

EXHIBIT B

PROJECT OPAL

$400 million Senior Secured Second Lien PIK Toggle Floating Rate Notes
Summary of Terms and Conditions

Set forth below is a summary of the principal terms and conditions for the Second Lien Notes.  Capitalized terms used but not defined in this Exhibit B shall have the meanings set forth in the letter to which this Exhibit B is attached or in Exhibits A or C attached thereto.

Issuer:

Initially, the Initial Issuer and immediately following consummation of the Debt Assumption, the Company (such relevant entity, the “Issuer”); provided that, the Issuer may, in its sole discretion, designate one or more of its direct or indirect domestic wholly-owned subsidiaries as co-issuers subject to customary conditions; including that such co-issuer be treated as a corporation for U.S. federal income tax purposes.

Principal Investors and Purchasers:

“GS Principal Investors” means (a) each Initial GS Principal Investor,  (b) each affiliated investment entity and/or other affiliate of Goldman Sachs & Co. LLC and (c) each fund, investor, entity or account that is managed, sponsored or advised by Goldman Sachs & Co. LLC or its affiliates.

“Ares Principal Investors” means (a) each Initial Ares Principal Investor, (b) each affiliated investment entity and/or other affiliate of Ares Management LLC or Ares Capital Management LLC and (c) each fund, investor, entity or account that is managed, sponsored or advised by Ares Management LLC or Ares Capital Management LLC or their affiliates.

“GS Purchasers” means each (a) each Initial GS Principal Investor and (b) each other GS Principal Investor that executes or otherwise becomes a party to the Note Purchase Agreement (as defined below) (or otherwise becomes a beneficial owner of Second Lien Notes (as defined below)) or to which any Second Lien Notes (or beneficial interests therein) are transferred or assigned.

“Ares Purchasers” means each (a) each Initial Ares Principal Investor and (b) each other Ares Principal Investor that executes or otherwise becomes a party to the Note Purchase Agreement (or otherwise becomes a beneficial owner of Second Lien Notes (as defined below)) or to which any Second Lien Notes (or beneficial interests therein) are transferred or assigned.

“Purchasers” means (a) the GS Purchasers and (b) the Ares Purchasers.

“GS Disposition Date” means the first date occurring after the Closing Date on which the GS Principal Investors (in the aggregate) cease to beneficially own (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) more than 25% of the aggregate principal amount of the then outstanding Second Lien Notes.

“Ares Disposition Date” means the first date occurring after the Closing Date on which the Ares Principal Investors (in the aggregate) cease to beneficially own (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) more than 25% of the aggregate principal amount of the then outstanding Second Lien Notes.

“Controlling Parties” means (i) the GS Purchasers so long as the GS Disposition Date has not occurred and (ii) the Ares Purchasers so long as the Ares Disposition Date has not occurred; provided that from and after the Sell-Down Date (as defined below), the Controlling Party shall be Holders (as defined below) of Second Lien Notes holding more than 50% of the aggregate principal amount of the then outstanding Second Lien Notes.

“Sell-Down Date” means the first date after the Closing Date after which both the GS Disposition Date and the Ares Disposition Date has occurred.

Trustee, Calculation Agent and Collateral Agent:

Ankura Trust Company, LLC, subject to the receipt of customary approvals and the completion of onboarding procedures, is expected to act as trustee (the “Trustee”), calculation agent and collateral agent (in such capacity, the “Collateral Agent”) for and on behalf of the holders of the Second Lien Notes (the “Holders”).  The Trustee will perform the duties customarily associated with such roles, including, in the case of the calculation agent, the determination of interest rates.  The fees and out-of-pocket expenses of the Trustee (including the fees of outside counsel to the Trustee) shall be borne by the Issuer in a manner to be agreed between the Issuer and the Trustee.

Second Lien Notes:

Senior secured second lien PIK toggle floating rate notes of the Issuer in an aggregate principal amount of $400 million to be issued under the Indenture (as defined below) and purchased by the applicable Purchasers under the Note Purchase Agreement on the Closing Date (the “Second Lien Notes”).  Other than customary provisions for replacement notes, no additional Second Lien Notes or other notes will be issued under the Indenture.

First Lien Indebtedness:

The Indenture will include a single basket in the indebtedness covenant and a single corresponding liens exception with respect to (a) the incurrence of indebtedness under the First Lien Term Facility and the ABL Facility and (b) other indebtedness that is secured by the Collateral (as defined below) on a pari passu basis with the First Lien Term Facility or the ABL Facility (any such indebtedness under (a) and (b), “First Lien Indebtedness”), which shall permit only the following (i) the First Lien Term Loans, (ii) the ABL Facility (as the commitments thereunder may be increased by up to $50.0 million), (iii) Additional First Lien Indebtedness (as defined below), (iv) such additional First Lien Indebtedness that the Initial Principal Investors and the Issuer working together in good faith mutually agree is permitted to be incurred under the First Lien Documentation and the ABL Documentation and (v) any permitted refinancing indebtedness in respect of the foregoing; provided that up to $25.0 million of the general liens basket in the Second Lien Notes Documentation will also be available to secure indebtedness otherwise permitted to be incurred under the Second Lien Notes Documentation as First Lien Indebtedness.   There will not be other capacity to incur First Lien Indebtedness under the Second Lien Notes Documentation.  First Lien Indebtedness may not have any obligors that are not Note Parties, may only be secured by the Collateral (as defined below) and must be subject to the Intercreditor Agreements (as defined below).

“Additional First Lien Indebtedness” means indebtedness in an aggregate principal amount up to (x) the greater of (I) $210 million and (II) 1.0x Consolidated EBITDA (as defined below) (determined on a pro forma basis) for the most recent four quarters for which financial statements are available (less all amounts of Incremental Equivalent Debt incurred under the corresponding “free and clear” basket for Incremental Equivalent Debt described below) plus (y) the aggregate principal amount of all voluntary prepayments and debt buybacks of (i) First Lien Indebtedness (with respect to any revolving facility, to the extent accompanied by a permanent reduction of the revolving commitments) and (ii) any Incremental Equivalent Debt to the extent originally incurred under the “free and clear” prong, in each case of clauses (i) and (ii), except to the extent financed with the proceeds of long-term indebtedness (other than revolving indebtedness) plus (z) an unlimited additional amount; provided that after giving pro forma effect to the incurrence of such additional amount (and after giving effect to all customary pro forma events and adjustments), the Consolidated First Lien Net Leverage Ratio (to be defined in a manner consistent with the Second Lien Notes Documentation Principles)  as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements are internally available on a pro forma basis does not exceed the Consolidated First Lien Net Leverage Ratio as of the Closing Date (after giving effect to the incurrence of such amounts (assuming full utilization of the then proposed Additional First Lien Indebtedness and excluding the proceeds of any borrowing under such then proposed Additional First Lien Indebtedness for purposes of determining net debt) and to any related transactions); it being understood that (I) the Issuer may elect to use clause (z) above prior to clause (x) or (y) and regardless of whether there is capacity under clause (x) or (y), and if clauses (x), (y) and (z) are available and the Issuer does not make an election, the Issuer will be deemed to have elected clause (z); (II) the Issuer may reclassify utilizations among clauses (x), (y) and (z) above if, at the time of such reclassification, the Issuer would be permitted to incur the aggregate principal amount of indebtedness being so reclassified; and (III) any amounts incurred under clauses (x) and (y) above concurrently with amounts incurred under clause (z) thereof will not count as indebtedness for the purposes of calculating the applicable ratio in clause (z) thereof.

Incremental Equivalent Debt:

The Second Lien Notes Documentation will permit the Issuer to raise one or more second lien, junior lien or unsecured term loan or note facilities the terms and conditions of which are customary pursuant to documentation other than the Second Lien Notes Documentation (i.e., outside the Second Lien Notes Documentation) (“Incremental Equivalent Debt”) in an aggregate principal amount up to (x) the greater of (I) $210 million and (II) 1.0x Consolidated EBITDA (determined on a pro forma basis) for the most recent four quarters for which financial statements are available (less all amounts of Additional First Lien Indebtedness incurred under the corresponding “free and clear” basket for Additional First Lien Indebtedness described above) plus (y) the aggregate principal amount of all voluntary prepayments and debt buybacks of (i) First Lien Indebtedness (with respect to any revolving facility (including the ABL Facility), to the extent accompanied by a permanent reduction of the revolving commitments), (ii) Incremental Equivalent Debt that is pari passu with the Second Lien Notes and (iii) any Incremental Equivalent Debt that is secured on a junior lien basis to the Second Lien Notes or unsecured to the extent originally incurred under the “free and clear” prong, in each case of (i) through (iii), except to the extent financed with the proceeds of long-term indebtedness (other than revolving indebtedness) plus (z) an unlimited additional amount; provided that after giving pro forma effect to the incurrence of such additional amount (and after giving effect to all customary pro forma events and adjustments) (i) in the case of any Incremental Equivalent Debt secured on a pari passu basis with the Second Lien Notes or on a junior lien basis to the Second Lien Notes, the Consolidated Senior Secured Net Leverage Ratio (to be defined in a manner consistent with the Second Lien Notes Documentation Principles) as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements are internally available on a pro forma basis does not exceed the Consolidated Senior Secured Net Leverage Ratio as of the Closing Date and (ii) in the case of any unsecured Incremental Equivalent Debt, either (A) the Fixed Charge Coverage Ratio (to be defined in a manner consistent with the Second Lien Notes Documentation Principles but which shall include PIK interest expense, if any), on a pro forma basis, is not less than 2.00:1.00 or (B) if incurred in connection with a permitted acquisition or other permitted investment, the Fixed Charge Coverage Ratio on a pro forma basis does not decrease (in each case, after giving effect to the incurrence of such amounts (assuming full utilization of the then proposed Incremental Equivalent Debt and excluding the proceeds of any borrowing under such then proposed Incremental Equivalent Debt for purposes of determining net debt) and to any related transactions) (such amount under clauses (x), (y) and (z) above, collectively the “Available Incremental Amount”); it being understood that (I) the Issuer may elect to use clause (z) of the Available Incremental Amount prior to clause (x) or (y) and regardless of whether there is capacity under clause (x) or (y), and if clauses (x), (y) and (z) are available and the Issuer does not make an election, the Issuer will be deemed to have elected clause (z); (II) the Issuer may reclassify utilizations among clauses (x), (y) and (z) above if, at the time of such reclassification, the Issuer would be permitted to incur the aggregate principal amount of indebtedness being so reclassified; and (III) any amounts incurred under clauses (x) and (y) of the Available Incremental Amount concurrently with amounts incurred under clause (z) thereof will not count as indebtedness for the purposes of calculating the applicable ratio in clause (z) thereof; provided that (i) any Incremental Equivalent Debt shall rank pari passu or junior in right of payment with the Second Lien Notes and will either be secured on a pari passu basis with the Second Lien Notes by the same Collateral securing the Second Lien Notes (the “Parity Lien Debt”), secured on a junior lien basis to the Second Lien Notes by the same Collateral securing the Second Lien Notes or be unsecured, (ii) any Incremental Equivalent Debt that is secured on a pari passu basis with the Second Lien Notes shall be subject to the “MFN” requirement in clause (vi) of the “Incremental Facilities” section of the First Lien Term Sheet (but excluding, for the avoidance of doubt, the “sunset”

and other exceptions set forth in such section), (iii) except in the case of a customary bridge loan incurred outside the Second Lien Notes Documentation the maturity date of which provides for an automatic extension of the maturity date thereof, subject to customary conditions, to a date that is not earlier than the Maturity Date (as defined below) (“Extendable Bridge Loans”), the Incremental Equivalent Debt will have a final maturity no earlier than the Maturity Date, (iv) the weighted average life to maturity of any Incremental Equivalent Debt shall be no shorter than that of the Second Lien Notes as originally in effect prior to any extension or any redemptions of  the Second Lien Notes), (v) any fees payable in connection with any such Incremental Equivalent Debt shall be determined by the Issuer and the arrangers providing for such Incremental Equivalent Debt, (vi) except as otherwise required or permitted in clauses (i) through (v) above, all other terms of such Incremental Equivalent Debt, if not consistent with the terms of the Second Lien Notes shall either (x) not be materially more restrictive to the Issuer (as determined by the Issuer), when taken as a whole, than the terms of the Second Lien Notes (except for covenants or other provisions applicable only to periods after the Maturity Date) or (y) be reasonably satisfactory to each applicable Controlling Party (it being understood that (1) covenants or other provisions applicable only to periods after the Maturity Date need not be reasonably satisfactory to any Controlling Party and (2) to the extent that any financial maintenance or other covenant is added for the benefit of any Incremental Equivalent Debt, no consent shall be required from any Controlling Party to the extent that such financial maintenance or other covenant is also added for the benefit of the Second Lien Notes).  Incremental Equivalent Debt may not have any obligors that are not Note Parties, may only be secured (to the extent secured) by the Collateral and must be subject to customary intercreditor arrangements that are reasonably satisfactory to each applicable Controlling Party.

Limited Condition Transactions:

The Limited Condition Transaction provisions shall be the same as those contained in the First Lien Documentation subject to appropriate modifications to reflect the second lien status of the Second Lien Notes.

Refinancing Second Lien Debt:

The Second Lien Notes Documentation will permit the Issuer to refinance the Second Lien Notes from time to time, in whole or part, pursuant to documentation other than the Second Lien Notes Documentation (i.e., outside the Second Lien Notes Documentation) (“Refinancing Second Lien Debt”) in a principal amount not to exceed the principal amount of indebtedness so refinanced (plus any accrued but unpaid interest, existing commitments unutilized under such indebtedness being refinanced to the extent such commitments are permanently reduced, premiums (including tender premiums), penalties and fees payable by the terms of such indebtedness thereon and any defeasance costs and any fees, expenses, original issue discount and upfront payments incurred in connection with such refinancing), with one or more additional series of unsecured or subordinated notes or loans or senior secured loans or notes incurred by the Issuer that will be secured by the Collateral on a pari passu basis with the Second Lien Notes or on a junior basis to the Second Lien Notes; provided that (i) except in the case of Extendable Bridge Loans, any Refinancing Second Lien Debt does not mature prior to the Maturity Date, or have a shorter weighted average life to maturity than, that of the Second Lien Notes, (ii) the other terms and conditions of any such Refinancing Second Lien Debt (excluding pricing, interest rate margins, fees, discounts, rate floors and prepayment or redemption terms which shall be determined by the Issuer) shall, if not consistent with the terms of the Second Lien Notes, not be materially more restrictive to the Issuer (as determined by the Issuer), when taken as a whole, than the terms and conditions of the Second Lien Notes Documentation (except for covenants or other provisions applicable only to periods after the latest final scheduled maturity date of the Second Lien Notes remaining outstanding after giving effect to the incurrence or issuance of such Refinancing Second Lien Debt), (iii) any secured Refinancing Second Lien Debt shall be subject to customary intercreditor documentation that is reasonably acceptable to each applicable Controlling Party, (iv) any Refinancing Second Lien Debt shall not have obligors that are not obligors of the Second Lien Notes, (v) to the extent secured, such Refinancing Second Lien Debt shall not be secured by any property or assets other than the Collateral and (vi) the proceeds of such Refinancing Second Lien Debt shall be applied, substantially concurrently with the incurrence thereof, to the redemption of outstanding Second Lien Notes and associated interest, premium, fees and expenses.

Purpose:

The proceeds of the Second Lien Notes will be used by the Issuer on the Closing Date, together with the proceeds of the First Lien Term Facility, borrowing under the ABL Facility (if any) and certain cash available on the balance sheet of Omega and its subsidiaries and the Company and its subsidiaries, to finance a portion of the Transactions (including working capital and/or purchase price adjustments and the payment of Transaction Costs, upfront fees and original issue discount with respect to the First Lien Term Facility).

Availability:	The entire amount of the Second Lien Notes will be issued, sold and purchased on the Closing Date. Repayments and redemptions of the Second Lien Notes may not be reissued.

Interest Rates:	As set forth on Annex I hereto.

Default Rate:

Any principal payable under or in respect of the Second Lien Notes not paid when due shall bear interest at the applicable interest rate plus 2.00% per annum.  Other overdue amounts shall bear interest at the applicable interest rate on the principal to which such overdue amount relates plus 2.00%.  Default interest will be payable on demand.

Final Maturity and Amortization:	The Second Lien Notes will mature on the date that is eight years after the Closing Date (the “Maturity Date”) and will have no interim amortization.

Guarantees:

The same parties that guarantee the Issuer’s obligations under the First Lien Term Facility (collectively, the “Guarantors” and, together with the Issuer, collectively, the “Note Parties” and each a “Note Party”) will unconditionally guarantee jointly and severally on a senior second lien basis (the “Second Lien Guarantees”) all obligations of the Issuer under the Second Lien Notes (the “Second Lien Obligations”). The guarantee release provisions will be substantially the same as those in the First Lien Documentation and will also provide for the release of a Second Lien Guarantee as described in the last sentence of “Security” below.

Security:

Subject to the Certain Funds Provision and consistent with the Second Lien Notes Documentation Principles, the obligations of the Issuer and the Guarantors in respect of the Second Lien Notes will be secured (subject to exceptions consistent with the Second Lien Notes Documentation Principles) on a second-priority basis by the same Term Loan Priority Collateral (as defined in the First Lien Commitment Letter) and on a third-priority basis by the ABL Priority Collateral (as defined in the First Lien Commitment Letter) (the “Collateral”). The collateral release provisions will be substantially the same as those in the First Lien Documentation; provided that, there shall be an automatic release (pursuant to the Indenture (in the case of clause (x) below) and the Intercreditor Agreements (as defined below) (in the case of clause (y) below) of the lien on any  asset or property constituting Collateral securing the Second Lien Notes if such asset or property is disposed of (other than to a Note Party) (x) in connection with a transaction permitted by the Second Lien Notes Documentation or (y) in connection with the exercise of remedies by the First Lien Administrative Agent (or other applicable designated representative) or the ABL

Administrative Agent (or other applicable designated representative) so long as the liens on such asset or property securing all first lien obligations (including ABL obligations) are also released (provided that such release shall not extend to, or affect the rights of the second lien secured parties in, the proceeds of such disposition).  The Term Loan Intercreditor Agreement shall also provide that if the equity interests of a Guarantor are disposed of as described in the proviso to the prior sentence, then in addition to the lien on such equity interests securing the Second Lien Notes being released, the Second Lien Guarantee of such Guarantor shall also be released so long such Guarantor’s guarantee of all first lien obligations (including ABL obligations) is also released (provided that such release shall not extend to, or affect the rights of the second lien secured parties in, the proceeds of such disposition).

Intercreditor Agreements:

The intercreditor agreement (the “Term Loan Intercreditor Agreement”) between the First Lien Administrative Agent and the Trustee shall be consistent with and substantially similar to that certain Intercreditor Agreement, dated as of February 28, 2018, among Bank of America, N.A., in its capacities as first lien credit agreement administrative agent and second lien credit agreement administrative agent and acknowledged and agreed to by Mayfield Agency Borrower Inc. and the other parties to such acknowledgement; provided that (i) an obligation (including any obligation under the First Lien Documentation) will only  constitute a “first lien secured obligation” (or similar term) to the extent such obligation is, at the time of incurrence, permitted to be incurred (and secured) as a first priority obligation under the then extant documentation governing indebtedness constituting first lien secured obligations and the then extant documentation governing indebtedness constituting second lien secured obligations, (ii) the Term Loan Intercreditor Agreement will include a customary “DIP cap” that will provide that that the aggregate principal amount of any DIP financing (plus the aggregate principal amount of first lien secured obligations and the aggregate face amount of any letters of credit issued and outstanding under first lien debt facilities in each case that would remain outstanding after giving effect to such DIP financing) does not exceed 115% of the sum of the aggregate outstanding principal amount of first lien secured obligations on the date that the applicable insolvency or liquidation proceeding commenced plus the aggregate face amount of any letters of credit issued and outstanding under first lien debt facilities outstanding on the date that the applicable insolvency or liquidation proceeding commenced (it being understood and agreed that cash management obligations and hedging obligations shall not be subject to such cap amount), (iii) the Term Loan Intercreditor Agreement will permit the second lien secured parties to propose, vote in favor of or otherwise support any plan of reorganization that is not inconsistent with the priorities set forth in the Term Loan Intercreditor Agreement and (iv) the permitted second lien actions will include the ability for a second lien secured party to take actions to prove, preserve, perfect, preserve or protect (but not enforce) its rights in and perfection and priority of its lien on the Collateral.

The intercreditor agreement between the First Lien Administrative Agent, the Trustee and the ABL Administrative Agent shall be (a) consistent with and substantially similar to that certain ABL Intercreditor Agreement, dated as of October 1, 2018, among Bank of America, N.A., in its capacities as ABL collateral agent and first lien collateral agent and acknowledged and agreed to by Specialty Building Products Holdings, LLC and the other parties thereto and (b) otherwise consistent with the First Lien Documentation Principles (as defined in the First Lien Commitment Letter), ABL Documentation Principles (as defined in the First Lien Commitment Letter) and the Second Lien Notes Documentation Principles (the “ABL/Term Intercreditor Agreement” and, together with the Term Loan Intercreditor Agreement, the “Intercreditor Agreements”).

Offer to Purchase Upon a Change of Control:

The Issuer will be required to make an offer to repurchase all of the Second Lien Notes following the occurrence of a Change of Control (to be defined in a manner consistent with the Second Lien Notes Documentation Principles) at a price in cash equal to (x) 101% of the outstanding principal amount thereof, plus (y) accrued and unpaid interest to, but not including, the date of repurchase unless the Issuer shall redeem all of the Second Lien Notes pursuant to the “Optional Redemption” section below.

Offer to Purchase from Asset Sale Proceeds:

The Issuer will be required to make an offer to repurchase the Second Lien Notes, without premium or penalty, and, to the extent required thereunder, any Parity Lien Debt that is pari passu in right of payment with the Second Lien Notes on a pro rata basis, which offer shall be at 100% of the principal amount thereof plus accrued and unpaid interest to, but not including, the date of repurchase with an amount equal to 100% of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property by the Issuer and its restricted subsidiaries (including casualty insurance and condemnation proceeds, but with exceptions for sales of certain designated business lines, certain sales or other dispositions of ABL Priority Collateral (as defined in the First Lien Commitment Letter), inventory and other ordinary course dispositions, obsolete or worn-out property, property no longer used or useful in the business and other exceptions to be set forth in the Second Lien Notes

Documentation in a manner consistent with the Second Lien Notes Documentation Principles) in excess of a threshold amount and subject to the right of the Issuer to (i) repay or prepay First Lien Indebtedness with 100% of the net cash proceeds (so long as, in the case of any repayment or prepayment of revolving borrowings, the underlying commitments are terminated) or (ii) reinvest 100% of the net cash proceeds in assets used or useful in the business if such proceeds are reinvested (or committed to be reinvested) within 18 months and, if so committed to reinvestment, reinvested no later than 180 days after the end of such 18-month period.

Offer to Purchase from Proceeds of Indebtedness:

The Issuer will be required to make an offer to repurchase the Second Lien Notes with 100% of the net cash proceeds of issuances of non-permitted debt obligations of the Issuer and its restricted subsidiaries consistent with the terms of the First Lien Term Sheet; provided that the Issuer shall only be required to make such offer to the extent the proceeds are not required to be applied to the First Lien Term Loans.

Optional Redemption:

The Second Lien Notes will not be redeemable at the option of the Issuer except as follows:

•                                          In the case of any optional redemption occurring on or after the Closing Date but prior to the first anniversary of the Closing Date, the Second Lien Notes shall be redeemable at par plus a call premium equal to 3% of the principal amount of the Second Lien Notes being so redeemed plus accrued and unpaid interest.

•                                          In the case of any optional redemption occurring on or after the first anniversary of the Closing Date but prior to the second anniversary of the Closing Date, the Second Lien Notes shall be redeemable at par plus a call premium equal to 2% of the principal amount of the Second Lien Notes being so redeemed plus accrued and unpaid interest.

•                                          In the case of any optional redemption occurring on or after the second anniversary of the Closing Date but prior to the third anniversary of the Closing Date, the Second Lien Notes shall be redeemable at par plus a call premium equal to 1% of the principal amount of the Second Lien Notes being so redeemed plus accrued and unpaid interest.

•                                          On and after the third anniversary of the Closing Date, the Second Lien Notes shall be redeemable at par plus accrued and unpaid interest.

Any redemption or repurchase of the Second Lien Notes shall be accompanied by accrued and unpaid interest to, but not including, the applicable redemption or repurchase date.

Second Lien Notes Documentation Principles:

The definitive documentation for the Second Lien Notes (the “Second Lien Notes Documentation”) shall be initially drafted by counsel to the Issuer (other than the Note Purchase Agreement, which shall initially be drafted by counsel to the Initial Principal Investors), be based on the First Lien Documentation, (I) with appropriate changes (a) to reflect the nature of the Second Lien Notes as debt securities (instead of loans) issued pursuant to (i) a note purchase agreement (the “Note Purchase Agreement”), among the Issuer, the Guarantors and the Initial Principal Investors, (ii) an indenture (the “Indenture”), among the Issuer, the Guarantors and the Trustee and Collateral Agent, providing for the issuance of the Second Lien Notes, (iii) security documentation, instruments or agreements evidencing liens and security interests in the Collateral in favor of the Collateral Agent equivalent in scope (including with respect to the exceptions therefrom) to the collateral granted to the lenders under the First Lien Term Facility, but modified to reflect customary differences in roles between a trustee and/or collateral agent under an indenture on the one hand and an active administrative agent under a credit facility on the other hand (provided discretionary determinations that under the First Lien Documentation are made by the First Lien Administrative Agent will generally be made under the Second Lien Notes Documentation by the Controlling Parties subject to exceptions with respect to provisions directly affecting the Trustee and others to be mutually agreed) and (iv) the Intercreditor Agreement, (b) to reflect that the dollar “baskets” for the representations, warranties, affirmative covenants and negative covenants under the Second Lien Notes Documentation and the dollar thresholds for the events of default in the Second Lien Notes Documentation will be sized with cushions that are 25% greater than the corresponding dollar “baskets” and thresholds (provided that in no event will such cushion apply to any ratio-based baskets, first lien debt/liens capacity, thresholds relating to collateral and guarantee requirements or the “starter amount” under the “Available Amount Basket” (to be defined in a manner consistent with the Second Lien Notes Documentation Principles) (such items, the “Non-Cushion Items”)),  (c) to include in the Note Purchase Agreement representations, warranties and conditions precedent consistent with the descriptions under “Representations and Warranties” and

“Conditions Precedent to Purchase of Second Lien Notes” below, (d) to include in the Indenture the affirmative and negative covenants and events of default consistent with the descriptions under “Affirmative Covenants,” “Negative Covenants” and “Events of Default” below and (e) to reflect that discretionary determinations that under the First Lien Documentation are made by the First Lien Administrative Agent will generally be made under the Second Lien Notes Documentation by the Controlling Parties subject to exceptions with respect to provisions directly affecting the Trustee and others to be mutually agreed (as adjusted pursuant to terms below, the “Second Lien Notes Documentation Principles”), and (II) in any event will contain only those conditions to purchase, mandatory offers to purchase, representations, warranties, affirmative and negative covenants (but no financial covenants) and events of default expressly set forth or referenced in this Second Lien Notes Term Sheet, in each case applicable to the Issuer and its restricted subsidiaries, in each case, with materiality thresholds, qualifications, exceptions, “baskets” and grace and cure periods to be mutually agreed, and consistent with this Second Lien Notes Term Sheet and the Second Lien Notes Documentation Principles. The definitive terms will be negotiated in good faith to finalize the Second Lien Notes Documentation, giving effect to the Certain Funds Provision and the Second Lien Notes Documentation Principles, as promptly as reasonably practicable.

Notwithstanding anything to the contrary in the foregoing otherwise in this Commitment Letter, to the extent the amount of any dollar-based basket and/or related grower percentage (including the “free and clear” amount), the amount of any dollar-based threshold, the level of any ratio-based basket or the definition of “Consolidated EBITDA” in the First Lien Term Sheet or the proposed First Lien Documentation is modified or removed pursuant to the Flex Provisions or is otherwise modified in the course of the syndication by the First Lien Lead Arrangers (as defined in the First Lien Commitment Letter) of the First Lien Term Facility pursuant the First Lien Commitment Papers (whether in a manner more favorable or less favorable to the First Lien Lenders), such term in this Exhibit B and, if applicable, in the proposed Second Lien Notes Documentation shall be deemed to be modified or removed in an identical manner subject to the application of any applicable cushion (subject to the Non-Cushion Items); provided that (i) in no event will the “starter” amount for the Available Amount Basket be greater than the greater of $75 million and 35% of Consolidated EBITDA for the most recently ended four fiscal quarter period, (ii) in no event will the add-backs to Consolidated EBITDA expressly identified in the First Lien Term Sheet be modified in a manner that is more favorable to the Issuer and (iii)

nothing in this sentence will result in a modification to Applicable Margin (as defined below) or the Applicable Rate (as defined below) or of any redemption premiums.

“Consolidated EBITDA” shall be defined in a manner consistent with the Second Lien Documentation Principles; provided, however that any add-back for anticipated cost savings and “run rate” synergies shall be subject to an aggregate cap of up to 30% of Consolidated EBITDA for any period; provided that such cap shall not apply to any add-back to the extent related to, or applicable from, the Transactions and/or identified in the Sponsor Model (as defined in the First Lien Commitment Letter) or any quality of earnings report, or that is otherwise in compliance with financial statements prepared in accordance with Regulation S-X.

Other Key Documentation Matters:

In addition, the Second Lien Notes Documentation will include terms, conditions and provisions to the following effect:

1.                                      prior to the Sell-Down Date, the Second Lien Notes Documentation will not permit (or include the ability for) “contribution indebtedness” (or any similar concept permitting indebtedness to be incurred as a result of an equity contribution) and, from and after such date, the contribution debt basket included in the Second Lien Notes Documentation shall be limited to an amount equal to 100% of any cash common equity contribution;

2.                                      the Sponsor shall not be permitted to acquire or hold, collectively, whether acquired in primary or secondary transactions, any First Lien Indebtedness, except (x) in the case of the First Lien Term Facility, as otherwise provided opposite the heading “Assignments and Participations” in the First Lien Term Sheet and (y) in the case of any other First Lien Indebtedness, as may be provided in the documentation governing such First Lien Indebtedness; provided that the provisions thereof are substantially identical to, or less favorable to the Sponsor than, the provisions described in the foregoing clause (x);

3.                                      the Issuer shall not, and shall not permit any Guarantor to, directly or indirectly, create, incur, assume or suffer to exist (x) indebtedness (including indebtedness acquired or assumed as part of a permitted acquisition) that is contractually subordinated or junior in right of payment to any indebtedness of the Issuer or such Guarantor, as the case may be, unless such indebtedness is expressly subordinated in right of payment to the Second Lien Notes or the applicable Guarantor’s Second Lien Guarantee to the extent and in the same manner as such indebtedness is subordinated in right of payment to other indebtedness of the Issuer or such Guarantor, as the case may be, or (y) any indebtedness that is secured and which is, by its express terms, subordinated as to rights to receive, or subject to turnover of, payments or proceeds of collateral to any other indebtedness of the Issuer or a Guarantor secured in whole or in part by the same collateral (including any “first-loss” or “last-out” tranche under the First Lien Term Facility or any other first lien facilities), unless the liens securing such indebtedness rank pari passu or junior to the liens securing the Second Lien Notes;

4.                                      the permitted refinancing provisions of the Second Lien Notes Documentation will not permit the refinancing of unsecured indebtedness with secured indebtedness or the refinancing of indebtedness secured by a Lien on the Collateral with indebtedness secured by a more senior Lien on the Collateral; and

5.                                      at the Issuer’s option, the Second Lien Notes Documentation shall contain customary “AHYDO catch-up” payment provisions, providing that the Issuer will make payments on the Second Lien Notes, before the close of any accrual period ending after the fifth anniversary of the issue date, an amount sufficient to ensure that the Second Lien Notes will not be “applicable high yield discount obligations” within the meaning of Section 163(i)(1) of the Internal Revenue Code.

Representations and Warranties:

Subject to the Second Lien Notes Documentation Principles, the representations and warranties shall be the same as those representations and warranties contained in the First Lien Documentation subject to appropriate modifications: (a) to reflect the second lien status of the Second Lien Notes, (b) to the extent there are any dollar “baskets” set forth in the representations and warranties that are not Non-Cushion Items, including a 25% cushions to such dollar “baskets” relative to the corresponding dollar “baskets” in the First Lien Documentation and (c) to reflect the status of the Second Lien Notes as debt securities under an indenture (rather than loans under a credit agreement); it being further understood that the Note Purchase Agreement will also include representations and warranties that would be customary in an offering of securities pursuant to Rule 144A and/or Regulation S with respect to applicable securities law matters (e.g., no general solicitation). All representations and warranties shall be made on the Closing Date.

Conditions Precedent to Purchase of Second Lien Notes:	Subject to the Certain Funds Provision, the availability of the Second Lien Notes on the Closing Date will be subject only to the Exclusive Funding Conditions.

Affirmative Covenants:

Subject to the Second Lien Notes Documentation Principles, the affirmative covenants shall be the same as those affirmative covenants contained in the First Lien Documentation subject to appropriate modifications  (a) to reflect the second lien status of the Second Lien Notes, (b) to the extent there are any dollar “baskets” set forth in the affirmative covenants that are not Non-Cushion Items, including a 25% cushions to such dollar “baskets” relative to the corresponding dollar “baskets” in the First Lien Documentation and (c) to reflect the status of the Second Lien Notes as debt securities under an indenture (rather than loans under a credit agreement); it being understood that the Note Purchase Agreement will include affirmative covenants that would be customary in an offering of securities pursuant to Rule 144A and/or Regulation S with respect to applicable securities law matters (e.g., DTC eligibility and using commercially reasonable efforts to provide Rule 144A information so long as the Second Lien Notes constitute “restricted securities”); it being further understood that the Purchasers shall receive customary annual projections and budget reports for each fiscal year (with such delivery required, with respect to any fiscal year, within 90 days of the end of the prior fiscal year).

Negative Covenants:

Subject to the Second Lien Notes Documentation Principles, the negative covenants shall the same as those negative covenants contained in the First Lien Documentation, except that (a) appropriate modifications will be made to reflect (i) the second lien status of the Second Lien Notes and (ii) the status of the Second Lien Notes as debt securities under an indenture (rather than loans under a credit agreement), (b) the dollar “baskets” for the negative covenants under the Second Lien Notes Documentation will be sized with cushions that are 25% greater than the corresponding dollar “baskets” (subject to the Non-Cushion Items) under the First Lien Documentation and (c) any Ratio Debt secured on a pari passu basis with the Second Lien Notes shall be subject to the “MFN” requirement in clause (vi) of the “Incremental Facilities” section of the First Lien Term Sheet (but excluding for the avoidance of doubt, the “sunset” and other exceptions set forth in such section); it being understood that the incurrence of First Lien Indebtedness will be limited as provided under the caption “First Lien Indebtedness” above; it being further understood that the Note Purchase

Agreement will include negative covenants that would be customary in an offering of securities pursuant to Rule 144A and/or Regulation S with respect to applicable securities law matters (e.g., restrictions on conducting any offering that would be integrated with the sale of the Second Lien Notes in a manner that would require registration of the Second Lien Notes under the Securities Act of 1933, as amended).

Assignments and Participations:

On and after the Closing Date, the Second Lien Notes will be held in book entry form, in the form of one or more global notes, through The Depository Trust Company

The Second Lien Notes (including any commitments in respect thereof or beneficial interests therein) may be sold, pledged, assigned or otherwise transferred at any time under the Indenture without restriction in accordance with applicable securities laws; provided that the Note Purchase Agreement will provide that (other than with respect to participations which are governed by the immediately following paragraph) (A) the Purchasers will not sell, pledge, assign or otherwise transfer any Second Lien Notes to any natural persons or Disqualified Institutions and (B) a Purchaser will only be permitted to sell, pledge, assign or otherwise transfer any Second Lien Notes with the consent of the Issuer (not to be unreasonably withheld or delayed); provided that no consent of the Issuer shall be required (i) if such sale, pledge, assignment or other transfer is made to another beneficial owner of the Second Lien Notes or an affiliate or approved fund of a beneficial owner of Second Lien Notes or (ii) after the occurrence and during the continuance of a payment or bankruptcy (with respect to the Issuer) event of default; provided, further, that if not received within 10 business days of acknowledged receipt of a written request by a beneficial owner of Second Lien Notes, the consent of the Issuer shall be deemed to have been given and (C) a Purchaser may not sell, pledge, assign or otherwise transfer any Second Lien Notes unless the purchaser, pledgee, assignee or other transferee agrees to the provisions in (A) and (B) of this paragraph and the provisions of the immediately following paragraph.

The Note Purchase Agreement will also provide that the Purchasers will be permitted to sell participations (other than to natural persons, Disqualified Institutions and the Sponsor and its affiliates (other than Investment Funds) (to be defined in a manner consistent with the Second Lien Notes Documentation Principles) in Second Lien Notes without consent being required, subject to customary limitations consistent with the corresponding provisions of the First Lien Documentation.

Financial Covenant:	None.

Unrestricted Subsidiaries:

The unrestricted subsidiary provisions shall be the same as those contained in the First Lien Credit Documentation subject to appropriate modifications to reflect the second lien status of the Second Lien Notes.

Events of Default:

Subject to the Second Lien Notes Documentation Principles, the Second Lien Notes Documentation will contain events of default the same as those contained in the First Lien Documentation, including as to exceptions and qualifications, provided the Second Lien Notes Documentation shall (i) include thresholds that are 25% higher than those in the First Lien Documentation subject to the Non-Cushion Items, (ii) include a “cross acceleration” and a “cross-payment default” at final maturity to the First Lien Term Facility, the ABL Facility and other First Lien Indebtedness (and not a cross default to the First Lien Term Facility, the ABL Facility or such First Lien Indebtedness), and (iii) include cross-default to continuing defaults under other material indebtedness of a Note Party or a restricted subsidiary.

Voting:

Amendments, supplements and waivers of the Second Lien Notes Documentation will require the approval of the Holders holding more than 50% of the aggregate principal amount of the Second Lien Notes (the “Required Holders”), except that the consent of each Holder affected shall also be required with respect to certain matters customary for high yield debt securities, including any reduction of principal or change in maturity.  The amendment provisions shall otherwise be customary for high yield debt securities; provided that, prior to the Sell-Down Date there shall be no ability to make any amendments or supplements to the Second Lien Notes Documentation without the consent of the Required Holders (except in respect of the addition or release of a Guarantor and/or Collateral in accordance with the terms of the Indenture), it being understood that from and after such date certain customary administrative and technical amendments to the Second Lien Notes Documentation (including to the collateral security documents) may be effected without the consent of any Holder of Second Lien Notes.

At any time after the Sell-Down Date and (x) prior to the discharge of the obligations under the First Lien Term Facility, the First Lien Administrative Agent and (y) prior to the discharge of the obligations under the ABL Facility (solely with respect to the ABL Priority Collateral), the ABL Administrative Agent, shall be entitled to extend any deadline or requirement in connection with compliance with the guarantee and security provisions under, and in accordance with, the First Lien Documentation and such extensions shall automatically apply to the corresponding requirements under the Second Lien Notes Documentation.

Cost and Yield Protection:	Customary for transactions of this type.

Confidentiality:

Customary confidentiality provisions consistent with the Second Lien Notes Documentation Principles, which shall include, in any event, exceptions consistent with those set forth in the Commitment Letter.

Expenses and Indemnification:

The Second Lien Notes Documentation will contain provisions for expenses and indemnification the same as those provisions for expenses and indemnification contained in the First Lien Documentation. The Second Lien Notes Documentation will also include indemnity and expense reimbursement for the Trustee in a manner agreed to between the Issuer and the Trustee.

Governing Law and Forum:	New York.

Counsel to the GS Principal Investors:	Milbank LLP.

Counsel to the Ares Principal Investors:	Proskauer Rose LLP

Annex I to Exhibit B

INTEREST

Applicable Rate:

The Second Lien Notes will bear interest at a rate per annum, reset quarterly, equal to the sum of (i) Adjusted LIBOR plus (ii) the Applicable Margin (such sum, the “Applicable Rate”).

For any interest period ending on or prior to the first anniversary of the Closing Date, the Issuer may elect to pay 100% of the interest with respect to such interest period in kind (the “100% PIK Option” and, such amount of interest to be paid in kind, the “100% PIK Interest Amount”).  In the event that the Issuer determines to exercise the 100% PIK Option with respect to any interest period, the interest rate for such period will be the Applicable Rate for such interest period plus an additional 100 basis points.

For any interest period ending on or prior to the second anniversary of the Closing Date, the Issuer may elect to pay 50% of the interest with respect to such interest period in kind (the “50% PIK Option” and, such portion of the interest to be paid in kind, the “50% PIK Interest Amount”), with the remainder of the interest for such period to be paid in cash.   In the event that the Issuer determines to exercise the 50% PIK Option, the interest rate for such period will be the Applicable Rate for such interest period plus an additional 50 basis points.

In order to exercise the 100% PIK Option or the 50% PIK Option with respect to any interest period, the Issuer shall be required to provide a written notice indicating the same to Trustee and the Purchasers in a manner to be mutually agreed.

“Applicable Margin” means 8.75% per annum.

“Adjusted LIBOR” means, with respect to any interest period when used in reference to any Second Lien Note, (a) the rate of interest (rounded upwards, if necessary, to the nearest 1/100th) appearing on Reuters Screen LIBOR01 Page (or otherwise on the Reuters screen) (or any successor or substitute page of such service, or any successor to such service as determined by the calculation agent) as the London interbank offered rate for deposits in U.S. dollars for a term of three months, at approximately 11:00 a.m. (London time) on the applicable determination date (but if more than one rate is specified on such page, the rate will be an arithmetic average of all such rates) or (b) if such rate described in clause (a) of this definition is not available, the rate of interest (rounded upwards, if necessary, to the nearest 1/100th) appearing in the money markets section of the Wall Street Journal (or any successor or substitute page of such service, or any successor to

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such service as determined by the calculation agent) as the London interbank offered rate for deposits in U.S. dollars for a term of three months on the applicable determination date; provided that, notwithstanding anything to the contrary, in no event shall Adjusted LIBOR be less than 0.00% per annum (the “LIBOR Floor”).

The Second Lien Notes Documentation will contain provisions, to be agreed between you and the Initial Principal Investors, providing for replacement of the Adjusted LIBOR Rate in the event of LIBOR discontinuation.

Interest Payment Dates:	Quarterly on each date corresponding to the Closing Date and the three-month, six-month and nine-month anniversary of such date.

Rate Basis:	Interest will be computed on the basis of a 360-day year for actual days elapsed.

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EXHIBIT C

PROJECT OPAL

Conditions

The purchase of the Second Lien Notes shall be subject solely to the satisfaction or waiver by the Initial Principal Investors of the following conditions (subject to the Certain Funds Provision).  Capitalized terms used but not defined in this Exhibit C have the meanings set forth in the letter to which this Exhibit C is attached or in Exhibits A or B thereto.

1.             Subject to the Certain Funds Provision, the Issuer and each Guarantor shall have executed and delivered the Second Lien Notes Documentation, in each case, consistent with the Commitment Letter and the Second Lien Notes Term Sheet, to which they are parties and the Initial Principal Investors shall have received:

(a)           a customary notice of borrowing;

(b)           customary closing officer’s (certifying as to resolutions, organizational documents and incumbency, as to the accuracy of the Specified Representations in all material respects and no amendments or modifications to the provisions of the Merger Agreement that are materially adverse to the interests of the Initial Principal Investors) and good standing (of the jurisdiction of organization of the Issuer and Guarantors) certificates and legal opinions; and

(c)           a certificate (substantially in the form of Annex I to this Exhibit C) from the chief financial officer (or other officer with reasonably equivalent duties) of the Issuer certifying that the Issuer and its subsidiaries, on a consolidated basis after giving effect to the Transactions, are solvent.

2.             Prior to, or substantially concurrently with the purchase of the Second Lien Notes, the Refinancing shall have been consummated.

3.             The Merger shall be consummated in all material respects pursuant to the Merger Agreement substantially concurrently with the purchase of the Second Lien Notes without giving effect to any amendments or modifications to the provisions thereof or express waivers or consents thereto that, in each case, are materially adverse to the interests of the Initial Principal Investors without the consent of the Initial Principal Investors, such consent not to be unreasonably withheld, conditioned or delayed (it being understood and agreed that (i) any change in the Merger Consideration (as defined in the Merger Agreement) shall be deemed not to be adverse to the interest of the Initial Principal Investors and (ii) any adverse modification to the definition of Beta Material Adverse Effect (or adverse express waiver or express consent in respect of the definition of Beta Material Adverse Effect) without the prior written consent of the Initial Principal Investors (such consent not to be unreasonably withheld, delayed or conditioned) shall be deemed to be materially adverse to the interests of the Initial Principal Investors); provided that in each case the Initial Principal Investors shall be deemed to have consented to such modification, amendment, waiver or consent unless they shall object thereto within 3 business days of receipt of written notice of such modification, amendment, consent or waiver.

4.             Since the date of the Merger Agreement there shall not have been a Beta Material Adverse Effect (as defined in the Merger Agreement as of the date hereof).

5.             The Initial Principal Investors shall have received (1) (i) the audited consolidated statements of operations, shareholders’ equity and cash flows of HC Group Holdings III, Inc. for the fiscal years ended December 31, 2016 and December 31, 2017, and the related audited consolidated balance sheets as of the end of such fiscal years and (ii) the audited consolidated statements of operations, shareholders’ equity and cash flows of HC Group Holdings III, Inc. for, and the related audited consolidated balance sheets as of the end of, each fiscal year of HC Group Holdings III, Inc. ended at least 120 days prior to the Closing Date (each Initial Principal Investor acknowledges receipt of such audited statements of operations, shareholders’ equity and cash flows and the related balance sheets in clause (1)(i) hereof), (2) (i)  the unaudited consolidated statement of operations of HC Group Holdings III, Inc. for the fiscal quarters ending March 31, 2018, June 30, 2018 and September 30, 2018, and the related unaudited consolidated balance sheet as of the end of such fiscal quarters and (ii) the unaudited consolidated statement of operations of HC Group Holdings III, Inc. for, and the related unaudited consolidated balance sheet as of the end of, each fiscal quarter of HC Group Holdings III, Inc. (other than the fourth fiscal quarter) ended after the close of the fiscal quarter ending September 30, 2018 and at least 45 days prior to the Closing Date (each Initial Principal Investor acknowledges receipt of unaudited consolidated statements of operations and the related balance sheet in clause (2)(i) hereof), (3) (i) the audited consolidated statements of operations, shareholders’ equity and cash flows of the Company for the fiscal years ended December 31, 2016 and December 31, 2017, and the related audited consolidated balance sheets as of the end of such fiscal years and (ii) the audited consolidated statements of operations, shareholders’ equity and cash flows of the Company for, and the related audited consolidated balance sheets as of the end of, each fiscal year of the Company ended at least 120 days prior to the Closing Date (each Initial Principal acknowledges receipt of such audited statements of operations, shareholders’ equity and cash flows and the related balance sheets in clause (3)(i) hereof), (4) (i)  the unaudited consolidated statement of operations of the Company for the fiscal quarters ending March 31, 2018, June 30, 2018 and September 30, 2018, and the related unaudited consolidated balance sheet as of the end of such fiscal quarters and (ii) the unaudited consolidated statement of operations of the Company for, and the related unaudited consolidated balance sheet as of the end of, each fiscal quarter of the Company (other than the fourth fiscal quarter) ended after the close of the fiscal quarter ending September 30, 2018 and at least 45 days prior to the Closing Date (each Initial Principal Investor acknowledges receipt of unaudited consolidated statements of operations and the related balance sheet in clause (4)(i) hereof) and (5) a pro forma consolidated balance sheet of the Company as of the last day of the most recently completed four-fiscal quarter period ended at least 45 days (or 120 days in case such period is the end of the Company’s fiscal year) prior to the Closing Date, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date and any other adjustments as agreed by the Sponsor and the Initial Principal Investors (which need not be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended, or include adjustments for purchase or recapitalization accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R))).

6.             So long as requested at least ten (10) business days prior to the Closing Date, the Initial Principal Investors and the Trustee shall have received, at least three (3) business days prior to the Closing Date, all documentation and other information with respect to the Issuer and the Guarantors that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act.    At least two (2) business days prior to the Closing Date (to the extent requested by the Trustee or any Initial Principal Investor at least ten (10) business days prior to the Closing Date), the Issuer or any Guarantor that qualifies as a “legal entity customer” under 31 C.F.R. § 1010.230 shall deliver one beneficial ownership certificate to the Trustee and the Initial Principal Investors, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association (a “Beneficial Ownership Certificate”), in relation to the Issuer or such Guarantor.

7.             Payment of all closing payments and expenses earned, due and payable to the Initial Principal Investors required to be paid on the Closing Date under the Second Lien Notes Documentation for which (in the case of expenses) invoices have been received at least three (3) business days in advance (which amounts may be (in the case of expenses) and shall be (in the case of the closing payment) netted against the proceeds of the Second Lien Notes) shall have been made (or shall be made substantially contemporaneously with funding).

8.             Subject to the Certain Funds Provision, with respect to the Second Lien Notes, all actions necessary to establish that the Trustee will have a perfected security interest in the Collateral of the Issuer and each Guarantor under the Second Lien Notes Documentation shall have been taken (or shall be taken substantially contemporaneously with funding).

9.             The Specified Merger Agreement Representations and the Specified Representations shall be true and correct in all material respects.

Annex I to Exhibit C

FORM OF SOLVENCY CERTIFICATE

[•],

This Solvency Certificate is being executed and delivered pursuant to Section [•] of that certain Note Purchase Agreement dated [•], 2019 among [•] (the “Note Purchase Agreement”); the terms defined therein being used herein as therein defined or in the indenture, dated as of [•], 2019, among [•] (the “Indenture”).

I, [•], the [chief financial officer/equivalent officer] of the Issuer, solely in such capacity and not in an individual capacity, hereby certify that I am the [chief financial officer/equivalent officer] of the Issuer and that I am generally familiar with the businesses and assets of the Issuer and its Subsidiaries (taken as a whole), I have made such other investigations and inquiries as I have deemed appropriate and I am duly authorized to execute this Solvency Certificate on behalf of the Issuer pursuant to each of the Note Purchase Agreement.

I further certify, solely in my capacity as [chief financial officer/equivalent officer] of the Issuer, and not in my individual capacity, as of the date hereof and after giving effect to the Transactions and the incurrence of the indebtedness and obligations being incurred in connection with the Note Purchase Agreement, the Indenture and the Transactions on the date hereof, that, (a) the sum of the debt (including contingent liabilities) of the Issuer and its Subsidiaries, taken as a whole, does not exceed the present fair saleable value (on a going concern basis) of the assets of the Issuer and its Subsidiaries, taken as a whole; (b) the capital of the Issuer and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Issuer and its Subsidiaries, taken as a whole, contemplated as of the date hereof; and (c) the Issuer and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debt as they mature in the ordinary course of business.  For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

By:
	Name:	[•]
	Title:	[•]

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